     As filed with the Securities and Exchange Commission on April 2, 1996
                                                          Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                             ---------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              HARCOR ENERGY, INC.
                (Name of Registrant as specified in its charter)

             DELAWARE                                1330                               33-0234380
   (State or other jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
of incorporation or organization)         Classification Code Number)               Identification No.)

                       4400 POST OAK PARKWAY, SUITE 2220
                              HOUSTON, TEXAS 77027
                                 (713) 961-1804
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                  GARY S. PECK
                             VICE PRESIDENT-FINANCE
                       4400 POST OAK PARKWAY, SUITE 2220
                              HOUSTON, TEXAS 77027
                                 (713) 961-1804
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                   HARCOR ENERGY, INC. 1994 STOCK OPTION PLAN
               STOCK OPTION AGREEMENT BETWEEN HARCOR ENERGY, INC.
                             AND MARK G. HARRINGTON
                            (Full title of the plan)

                                    Copy to:

                                MICHAEL P. FINCH
                             VINSON & ELKINS L.L.P.
                             2300 FIRST CITY TOWER
                               1001 FANNIN STREET
                           HOUSTON, TEXAS 77002-6760
                                 (713) 758-2128

                             ---------------------


                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                        Proposed            Proposed
    Title of each class of        Amount to be      maximum offering    maximum aggregate       Amount of
  securities to be registered     registered(1)      price per share    offering price(2)   registration fee
- ------------------------------------------------------------------------------------------------------------
 Common Stock,
   par value $.10  . . . . .         850,000        $            (2)       $ 3,722,250         $ 1,284.00
============================================================================================================

(1) Includes 800,000 shares subject to the 1994 Stock Option Plan and 50,000 shares subject to the Stock Option Agreement with Mark G. Harrington.

(2) In accordance with Rule 457(h), the aggregate offering price of 260,000 shares of Common Stock registered hereby is based upon the price at which outstanding options granted may be exercised for such Common Stock. With respect to the remaining 590,000 shares of Common Stock, the aggregate offering price is estimated, solely for purposes of calculating the registration fee, in accordance with Rule 457(h) on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices reported on the National Association of Securities Dealers, Inc. Automated Quotation System of the Common Stock on March 27, 1996.
================================================================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following document which has been filed with the Securities and Exchange Commission (the "Commission") by HarCor Energy, Inc., a Delaware corporation (the "Company"), is incorporated herein by reference and made a part hereof:

    (a)  Annual Report on Form 10-K for the fiscal year ended December 31,
1995.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.      DESCRIPTION OF SECURITIES.

    Not applicable.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Not applicable.

ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

             Article VI of the Company's Certificate of Incorporation ("Article VI") states that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that
         Article VI does not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
         (iii) under Section 174 of the General Corporation Law of the State of Delaware ("Delaware GCL"), or (iv) for any transaction from which the director derived an improper personal benefit.

             Under the Delaware GCL, Article VI would protect the Company's directors against monetary damages for breaches of their duty of care, except as set forth below. The inclusion of Article VI in the Company's Certificate of Incorporation means that the Company and its stockholders would forego the ability to bring a cause of action against a director for monetary damages for certain breaches of fiduciary duty, including actions in connection with proposals for the acquisition of control of the Company. Directors remain liable for breaches of their duty of loyalty to the Company and its stockholders as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Also,
         Article VI does not eliminate director liability under Section 174 of the Delaware GCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

             Although Article VI provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article VI will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Article VI which eliminate liability as described above will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and will not apply to officers of the Company who are not directors.

                 Section 14 of the Company's By-laws ("Section 14") provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee or agent of the Company (including any controlling stockholder of the Company acting as an agent of the Company), or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware GCL, as presently or hereafter in effect, against all expenses, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties resulting from the Employee Retirement Income Security Act of 1974, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law,
         Section 14 or any agreement with the Company) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of his heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided below the Company shall indemnify any person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in Section 14 is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if Delaware GCL requires of any class of persons entitled to advancement of expenses, the payment of such expenses incurred by a director, officer, employee or agent in his or her capacity as a director, officer, employee or agent in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such director, officer, employee or agent is not entitled to be indemnified under Section 14 or otherwise.
         Section 14 provides further that no advancement of expenses shall be made if the Board of Directors has made a determination that the advancement of expenses is not proper in the circumstances because such person has not met the applicable standard of conduct set forth in the Delaware GCL.

             The Company has a Directors and Officers Insurance and Company Reimbursement Policy which protects directors and officers of the Company and its subsidiaries, subject to the limits, exceptions and other terms and conditions of such policy, against damages, judgments, settlements and legal costs incurred because of any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, or act by the directors or officers of the Company and in their respective capacities as such, or any matter claimed against them solely by reason of their status as directors and officers of the Company or its subsidiaries.

             Under the Delaware GCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation such as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the Delaware GCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

             The Company has entered into indemnification agreements (the "Agreements") with its directors which provide that in the event a director was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by or in the name of the Company or any other party, that such director in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other (a "Claim") by reason of (or arising in part out of) any event or occurrence related to the fact that such director is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or occurring by reason of anything done or not done by such director in any such capacity (an "Indemnifiable Event"), the Company shall indemnify such director to the full extent authorized or permitted by law as soon as practicable but in any event no later than 45 days after written demand is presented to the Company, against any and all expenses (including, without limitation, attorneys' fees and all other costs, expenses and obligations reasonably paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any Indemnifiable Event) ("Expenses"), judgments, fines, penalties, taxes and any and all amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties, taxes or amounts paid in settlement) of such Claim. If so requested by such director, the Company must advance any and all reasonable Expenses to such director (an "Expense Advance").

             Notwithstanding the foregoing, pursuant to the Agreements (i) the obligations of the Company will be subject to the condition that the Reviewing Party (defined as any appropriate person or body consisting of a member or members of the Company's Board of Directors or any other person or body appointed by the Board of Directors who is not a party to the particular Claim for which such director is seeking indemnification, the stockholders of the Company, or independent legal counsel) has not determined (in a written opinion, in any case in which independent legal counsel is involved), no later than 45 days after written demand is presented to the Company in accordance with the foregoing, that such director would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance will be subject to the condition that, if, when and to the extent that the Reviewing Party determines that such director would not be permitted to be so indemnified under applicable law, the Company will be entitled to be reimbursed by such director for all such amounts theretofore paid; provided, however, that if such director has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that such director should be indemnified under applicable law, any determination made by the Reviewing Party that such director would not be permitted to be indemnified under applicable law will not be binding and such director will not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). If there has been no determination by the Reviewing Party or if the Reviewing Party determines that such director substantively would not be permitted to be indemnified in whole or in part under applicable law, such director will have the right to commence litigation in any court in the State of Texas or the State of Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor. Alternatively, such director at his option will be able to seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association, such award to be made within sixty days following the filing of the demand for arbitration. Such judicial proceeding or arbitration will be required to be made de novo and such director will not be prejudiced by reason of a determination made or deemed to have been made pursuant to the terms of the Agreement that the such director is not entitled to indemnification. If the court or arbitrator determines that such director is entitled to any indemnification under the Agreements, the Company will be required to pay all reasonable Expenses reasonably paid or incurred by such director in connection with such adjudication or award in arbitration (including, but not limited to, any appellate proceedings). Any determination by the Reviewing Party otherwise will be conclusive and binding on the Company and such director.

             Notwithstanding the other provisions of the Agreements, to the extent that any director has served as a witness on behalf of the Company or has been successful, on the merits or otherwise, in defense of any or all Claims relating in whole or in part to an Indemnifiable Event, or in defense of any issue or matter therein, including, without limitation, dismissal without prejudice, such director will be indemnified against Expenses reasonably paid or incurred by him or on his behalf in connection therewith.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person thereof in connection with the securities being registered (and the Securities and Exchange Commission is still of the same opinion), the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

             Not applicable

ITEM 8.  EXHIBITS.

         4.1     Company's Certificate of Incorporation, as amended.(1)

         4.2     Company's Bylaws, as amended.(1)

         4.3 HarCor Energy, Inc. 1994 Stock Option Plan and related forms of incentive and non-statutory stock option agreements.(2)

         4.4 Stock Option Agreement dated July 6, 1994, between HarCor Energy, Inc. and Mark G. Harrington.

         5.      Opinion of Vinson & Elkins L.L.P. (including consent).

         23.1    Consent of Arthur Andersen LLP.

         23.2    Consent of Ryder Scott Company Petroleum Engineers.

         23.3    Consent of Huddleston & Co., Inc.

________________________________________________________________________________

         (1) Filed as an exhibit to the Company's Registration Statement on Form S-4 (No. 33-62007), and incorporated herein by reference.

         (2) Filed as Exhibit A to the Company's Proxy Statement dated May 31, 1994, for the Company's 1994 Annual Meeting of Stockholders and incorporated herein by reference.

ITEM 9.      UNDERTAKINGS.

    (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of April, 1996.


                                HARCOR ENERGY, INC.


                                By: /s/ MARK G. HARRINGTON
                                        Mark G. Harrington
                                        Chairman of the Board and
                                        Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark G. Harrington, Francis H. Roth and Gary S. Peck, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                         TITLE                                      DATE
/s/  MARK G. HARRINGTON                    Chairman of the Board                              April 2, 1996
     Mark G. Harrington                     Chief Executive Officer and Director
                                             (Principal Executive Officer)

/s/  FRANCIS H. ROTH                       President, Chief Operating Officer                 April 2, 1996
     Francis H. Roth                        and Director

/s/  GARY S. PECK                          Vice President-Finance,                            April 2, 1996
     Gary S. Peck                           Chief Financial Officer and Secretary

/s/  ROBERT J. CRESCI                      (Principal Financial and                           April 2, 1996
     Robert J. Cresci                       Accounting Officer)

/s/  VINOD K. DAR                          Director                                           April 2, 1996
     Vinod K. Dar

_____________________________              Director
David E. K. Frischkorn, Jr.

_____________________________              Director
Ambrose K. Monell

/s/  HERBERT OAKES                         Director                                           April 2, 1996
     Herbert Oakes

/s/  ROBERT A. SHORE                       Director                                           April 2, 1996
     Robert A. Shore

                         EXHIBIT  INDEX


         4.4 Stock Option Agreement dated July 6, 1994, between HarCor Energy, Inc. and Mark G. Harrington.

         5.      Opinion of Vinson & Elkins L.L.P. (including consent).

         23.1    Consent of Arthur Andersen LLP.

         23.2    Consent of Ryder Scott Company Petroleum Engineers.

         23.3    Consent of Huddleston & Co., Inc.